UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25
                                   -----------

                           NOTIFICATION OF LATE FILING
                                                          SEC File No. 000-28869
(Check One):                                            CUSIP Number Applied for
 X Form 10-KSB     Form 20-F     Form 11-KSB      Form 10-QSB      Form N-SAR

                       For Period Ended: December 31, 2001

          Transition  Report on Form 10-K
          Transition  Report on Form 20-F
          Transition  Report on Form 11-K
          Transition Report on Form 10-Q
          Transition  Report on Form N-SAR
          For the Transition Period Ended:

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

PART I - REGISTRATION INFORMATION

Full Name of Registrant: CDT, Inc.

Former Name if Applicable:

Address of Principal Executive Office (Street and Number)
                                                     1037 East 3300 South #203
City, State and Zip Code:           Salt Lake City, Utah 84106

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate) X

 (X)     (a)      The reasons described in reasonable detail in Part III of
                  this form could not be eliminated without unreasonable effort or expense;
 ( )     (b)      The subject  annual  report,  semi-annual  report,  transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof,  will be filed on or before  the  fifteenth  calendar following the  prescribed  due date; or the subject  quarterly report or transition  report on Form 10-Q, or portion  thereof will  be  filed  on the  or  before  the  fifth  calendar  day following the prescribed due date: and
 ( )     (c)      The accountant's statement or other exhibit required by Rule
                  12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

         The Registrant's financial statements for the fiscal year have been completed, but it has not been able to complete it annual report for filing. The Registrant expects to file the report within the extension period provided by this Form 12b-25.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

                  Leonard E. Neilson         (801)             733-0800
                       (Name)             (Area Code)      (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is not, identify reports(s).
                                                     Yes   X             No
                                                          ---               ---
(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the
         subject report or portion thereof?          Yes                 No  X
                                                          ---               ---
         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                    CDT, Inc.
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  April 1, 2002                   By:  /S/ROBERT F. GALLAGHER
                                            ----------------------
                                               Robert F. Gallagher
                                               President

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).